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Exhibit 5.1

[LETTERHEAD]


                                                     Our File No.: 104940-158098

January __, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      VANTAGEMED CORPORATION REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         As counsel to VantageMed Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with a proposed sale of those certain shares of the Company's newly-issued Common Stock, par value $0.001 per share (the "Shares"), as set forth in the Registration Statement on Form S-1 to which this opinion is being filed as Exhibit 5.1 (the "Registration Statement"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium or equitable principles relating to or limiting creditors' rights generally.

         Based on such examination, and expressly subject to the assumptions and limitations set forth above, we are of the opinion that the Shares will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,



GRAY CARY WARE & FREIDENRICH LLP